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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION
                                PROXY STATEMENT
        PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:
[ ] PRELIMINARY PROXY STATEMENT
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14A-6(E)(2))
[X] DEFINITIVE PROXY STATEMENT
[ ] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO SEC. 240.14A-11(C) OR SEC. 240.14A-12

                            ------------------------

                           BURLINGTON RESOURCES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
 [X] No fee required
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                           CALCULATION OF FILING FEE
--------------------------------------------------------------------------------

                                                   PER UNIT PRICE OR
                                                    OTHER UNDERLYING
                                                  VALUE OF TRANSACTION
                                                        COMPUTED
  TITLE OF EACH CLASS OF    AGGREGATE NUMBER OF       PURSUANT TO        PROPOSED MAXIMUM
   SECURITIES TO WHICH      SECURITIES TO WHICH         EXCHANGE        AGGREGATE VALUE OF        TOTAL FEE
   TRANSACTION APPLIES:     TRANSACTION APPLIES:     ACT RULE 0-11:        TRANSACTION:             PAID:
--------------------------  --------------------  --------------------  -------------------  -------------------
----------------------------------------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:                   Filing Party:

     Form, Schedule or
     Registration Statement No.:               Date Filed:




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

                          [BURLINGTON RESOURCES LOGO]

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held April 7, 1999

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Burlington Resources Inc. will be held on Wednesday, April 7, 1999, at 9:00 a.m. in the Ambassador Room, The Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:

     1.  To elect 12 directors, each to hold office for a term of one year.

     2. To transact any other business which may be properly brought before the meeting.

     Only stockholders of record at the close of business on February 8, 1999 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                           By Order of the Board of Directors

                                                   WENDI S. ZERWAS
                                                 Corporate Secretary

March 8, 1999

                           BURLINGTON RESOURCES INC.
                                5051 WESTHEIMER
                           HOUSTON, TEXAS 77056-2124

                                                                   Mailing Date:
                                                                   March 8, 1999

                                PROXY STATEMENT

     The enclosed proxy is solicited by the management of Burlington Resources Inc. (the "Company") for use at the Annual Meeting of Stockholders on April 7, 1999. Shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company represented by a properly executed proxy will be voted at the meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, or by signing and delivering a proxy which is dated and received later, either electronically or by mail, or, if the stockholder attends the meeting in person, by giving notice of revocation to the Inspector of Election at the meeting.

     February 8, 1999 was the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 177,530,090 shares of Common Stock, which is the Company's only class of voting securities. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of Directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions are counted in the number of shares present in person or represented by proxy and entitled to vote for purposes of determining whether a proposal has been approved, whereas broker nonvotes are not counted for those purposes.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors of the Company held five meetings during 1998. The standing committees of the Board of Directors include an Audit Committee and a Compensation and Nominating Committee. The Audit Committee held three meetings during 1998. This Committee recommends the employment of the Company's independent auditors and reviews with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope, financial policies and practices and compliance with the Company's code of business conduct. The Compensation and Nominating Committee met four times during 1998. This Committee reviews and recommends to the Board of Directors the compensation and promotion of senior officers, the size and composition of the Board of Directors and nominees for Directors, and any proposed employee benefit plans. This Committee also grants stock options and other forms of long-term incentive compensation. During 1998, all Directors attended at least 75 percent of the meetings of the Board of Directors and the committees thereof.

     The Compensation and Nominating Committee will consider proposals for nominees for Directors from stockholders which are made in writing to Ms. Wendi
S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124.

                         STOCK OWNERSHIP OF MANAGEMENT
                           AND CERTAIN OTHER HOLDERS

     The following table sets forth information about the only known beneficial owners of more than 5% of the Company's Common Stock. This information is based solely on Schedules 13G filed by such beneficial owners with the Securities and Exchange Commission (the "SEC").

                 NAME AND ADDRESS OF                    NUMBER OF      PERCENT
                   BENEFICIAL OWNER                       SHARES       OF CLASS
                 -------------------                    ----------     --------
FMR Corp., Edward C. Johnson 3d and Abigail P.
  Johnson.............................................  14,340,627(1)    8.09%
  82 Devonshire Street
  Boston, Massachusetts 02109
Wellington Management Company, LLP....................  15,780,000(2)    8.90%
  75 State Street
  Boston, Massachusetts 02109
Vanguard/Windsor Funds, Inc...........................  15,187,900(3)    8.57%
  P.O. Box 2600
  Valley Forge, Pennsylvania 19482

---------------

NOTES

(1) In its Schedule 13G, FMR Corp. states that it has sole voting power as to 643,034 shares and sole dispositive power with respect to 14,340,627 shares and that Fidelity International Limited has sole voting and dispositive power as to 100 shares. Mr. Johnson and Ms. Johnson state that they have voting power with respect to no shares and dispositive power with respect to 14,340,527 shares.

(2) In its Schedule 13G, Wellington Management Company, LLP ("WMC"), in its capacity as investment adviser, states that it may be deemed to have beneficial ownership of these shares, which are owned by numerous investment advisory clients, only one of which, Vanguard/Windsor Fund, is known to have more than 5% of the class. WMC reports that it had sole voting power as to no shares, shared voting power as to 494,900 shares and shared dispositive power as to 15,780,000 shares.

(3) Vanguard/Windsor Fund, Inc. reports that it has sole voting power and shared dispositive power with respect to the reported shares. These shares are also included in the shares beneficially owned by WMC, an investment adviser for Vanguard/Windsor Fund, as explained in note 2.

     The following table sets forth the number of shares of Common Stock beneficially owned as of February 8, 1999 by each Director (including all nominees for Director), the executive officers of the Company named in the Summary Compensation Table below, and by all Directors and executive officers as a group. No individual Director (including nominees for Director) or named executive officer beneficially owns 1% or more of the Company's outstanding Common Stock, nor do the Directors and executive officers as a group.

                                                              NUMBER OF SHARES
                                                 ------------------------------------------
                                                 BENEFICIALLY      DEFERRAL
       NAME                                        OWNED (1)       PLANS (2)        TOTAL
-----------------------------------------------  ------------      ---------      ---------
DIRECTORS
J. V. Byrne....................................      10,903           1,534          12,437
S. P. Gilbert..................................      17,053           1,534          18,587
L. I. Grant....................................       7,762           3,703          11,465
J. T. LaMacchia................................       8,000           1,532           9,532
J. F. McDonald.................................      12,653           1,534          14,187
K. W. Orce.....................................      31,877(3)        1,850          33,727
D. M. Roberts..................................      18,000           6,558          24,558
J. F. Schwarz..................................      12,588           2,031          14,619
W. Scott, Jr...................................      11,296(4)        5,051          16,347
B. S. Shackouls................................     289,000         102,955         391,955
H. L. Steward..................................     424,083               0         424,083
W. E. Wall.....................................      10,185           1,534          11,719
NAMED EXECUTIVE OFFICERS
J. E. Hagale...................................     152,673          24,146         176,819
R. L. Limbacher................................      40,909           3,149          44,058
J. A. Williams.................................      93,693               0          93,693
ALL DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (16 PERSONS)......................   1,236,999         166,375       1,403,374

NOTES

     (1) For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has sole or shared voting and investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of February 8, 1999; as a result, the number of shares shown in this column include for Dr. Byrne, Mr. Gilbert, Ms. Grant, Mr. LaMacchia, Mr. McDonald, Mr. Orce, Mr. Roberts, Mr. Schwarz, Mr. Scott, Mr. Shackouls, Mr. Steward, Mr. Wall, Mr. Hagale, Mr. Limbacher and Mr. Williams 9,553, 9,553, 5,000, 5,000, 9,553, 19,252, 8,000, 11,626, 9,553, 269,000, 280,342, 7,185, 130,385,
         31,250 and 64,640 shares, respectively, and 957,632 shares for all Directors and executive officers as a group, which such person (or group) has the right to acquire within 60 days of February 8, 1999. For Messrs. Shackouls, Steward, Hagale, Limbacher and Williams, includes 20,000, 6,000, 8,500, 6,000 and 9,500 shares of Common Stock, respectively, subject to restrictions.

     (2) These shares represent the economic equivalent of shares of Common Stock, and were received as a result of grants under the Phantom Stock Plan for Non-Employee Directors and elections to have certain deferred compensation valued as if it were invested in Common Stock and subject to fluctuations in the market price of Common Stock and/or to convert restricted shares of Common Stock into phantom stock pursuant to the Company's 1994 Restricted Stock Exchange Plan.

     (3) Includes 3,000 shares of Common Stock owned by trusts of which Mr. Orce's wife is trustee and their children are beneficiaries. Mr. Orce disclaims beneficial ownership of these shares.

     (4) Excludes 1,213,100 shares of Common Stock owned by a subsidiary of Level 3 Communications, Inc., of which Mr. Scott is Chairman. Mr. Scott disclaims beneficial ownership of these shares.

                             ELECTION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has fixed the number of Directors constituting the Board of Directors at 12 as of the date of the Annual Meeting. It is proposed to elect 12 Directors, each to hold office for a term of one year and until his or her successor shall have been elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominees named in this Proxy Statement, subject to the condition that if any of the named nominees should be unable to serve, discretionary authority is reserved to vote for a substitute. No circumstances are presently known which would render any nominee named herein unable or unwilling to serve. Holders of the Common Stock may not cumulate their votes in the election of Directors.

     Each of the following nominees is a Director of the Company at the present time:

     JOHN V. BYRNE--Retired. Age--70. Chairman--Audit Committee. Dr. Byrne has been retired since January 1996. From November 1984 to December 1995, Dr. Byrne was President of Oregon State University. Dr. Byrne has been a Director of the Company since 1988.

     S. PARKER GILBERT--Retired. Age--65. Member--Compensation and Nominating Committee. Mr. Gilbert has been retired since January 1991. Mr. Gilbert has been a Director of the Company since 1990. Mr. Gilbert is also a director of ITT Industries, Inc. and Taubman Centers, Inc.

     LAIRD I. GRANT--Age--53. Member--Audit Committee. From January 1995 to December 1998, Ms. Grant was President, Chief Executive Officer, Chief Investment Officer, and Director, Rockefeller & Co., Inc. From June 1991 to December 1994, Ms. Grant was Executive Vice President of United States Trust Company of New York. Ms. Grant has been a Director of the Company since 1996.

     JOHN T. LAMACCHIA--Retired. Age--57. Member--Compensation and Nominating Committee and Executive Committee. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer, Cincinnati Bell Inc. Mr. LaMacchia has been a Director of the Company since 1996. Mr. LaMacchia is also a director of Cincinnati Bell Inc., FORE Systems, Inc. and the Kroger Company.

     JAMES F. MCDONALD--President and Chief Executive Officer,
Scientific-Atlanta, Inc., Norcross, Georgia--Telecommunications. Age--59. Member--Audit Committee and Executive Committee. Since July 1993, Mr. McDonald's principal occupation has been as shown above. Mr. McDonald has been a Director of the Company since 1988. Mr. McDonald is also a director of American Business Products, Inc., Scientific-Atlanta, Inc. and Frontier Corporation.

     KENNETH W. ORCE--Senior Partner, Cahill Gordon & Reindel, New York, New York--Law. Age--55. Member--Audit Committee. For more than five years, Mr. Orce's principal occupation has been as shown above. Mr. Orce has been a Director of the Company since 1997. Cahill Gordon & Reindel provides legal services to the Company and its subsidiaries.

     DONALD M. ROBERTS--Retired. Age--63. Member--Audit Committee. Mr. Roberts has been retired since September 1995. From February 1990 until September 1995, Mr. Roberts was Vice Chairman and Treasurer, United States Trust Company of New York and its parent, U.S. Trust Corporation. Mr. Roberts has been a Director of the Company since 1993. Mr. Roberts is also a director of York International Corporation.

     JOHN F. SCHWARZ--Chairman, President and Chief Executive Officer, Entech Enterprises, Inc., Houston, Texas--Energy Investments. Age--62. Member--Compensation and Nominating Committee. For more than five years, Mr. Schwarz' principal occupation has been as shown above. From 1989 to 1994, Mr. Schwarz was President, Chief Executive Officer and Director of Energy Development Corporation. Mr. Schwarz has been a Director of the Company since 1997.

     WALTER SCOTT, JR.--Chairman, Level 3 Communications, Inc., Omaha, Nebraska -- Telecommunications and Internet Services. Age--67. Chairman--Compensation and Nominating Committee. Mem-ber -- Executive Committee. Since April 1998, Mr. Scott's principal occupation has been as shown above. From 1979 through March 1998, Mr. Scott was Chairman and President of Peter Kiewit Sons', Inc. Mr. Scott has been a Director of the Company since 1988. Mr. Scott is also a director of Berkshire Hathaway Inc., CalEnergy Company, Inc., Commonwealth Telephone Enterprises, Inc., ConAgra, Inc., Level 3 Communications, Inc., Peter Kiewit Sons', Inc., RCN Corporation, U.S. Bancorp and Valmont Industries, Inc.

     BOBBY S. SHACKOULS--Chairman of the Board, President and Chief Executive Officer, Burlington Resources Inc., Houston, Texas. Age--48. Member -- Executive Committee. Since July 1997, Mr. Shackouls' principal occupation has been as shown above. From December 1995 to July 1997, Mr. Shackouls was President and Chief Executive Officer of the Company. Since October 1994, Mr. Shackouls has been President and Chief Executive Officer of Burlington Resources Oil & Gas Company (formerly known as Meridian Oil Inc.), a wholly owned subsidiary of the Company. From June 1993 to October 1994, Mr. Shackouls was Executive Vice President and Chief Operating Officer of Meridian Oil Inc. Mr. Shackouls has been a Director of the Company since 1995. Mr. Shackouls is also a director of American Residential Services, Inc.

     H. LEIGHTON STEWARD--Vice Chairman of the Board, Burlington Resources Inc., Houston, Texas. Age--64. Chairman--Executive Committee. Since October 1997, Mr. Steward's principal occupation has been as shown above. From 1989 to October 1997, Mr. Steward was Chairman of the Board and Chief Executive Officer of The Louisiana Land and Exploration Company ("LL&E"), which is now a wholly owned subsidiary of the Company, and was President of LL&E from 1985 to 1995 and from January to October 1997. Mr. Steward has been a Director of the Company since 1997.

     WILLIAM E. WALL--Of Counsel, Siderius Lonergan, Seattle, Washington--Law. Age--70. Member--Compensation and Nominating Committee. For more than five years, Mr. Wall's principal occupation has been as shown above. Mr. Wall has been a Director of the Company since 1992.

DIRECTORS' COMPENSATION

     Directors who are not officers or employees of the Company receive an annual retainer of $55,000. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as Directors. Directors who are not officers or employees of the Company may defer all or part of their compensation.

     The Company's 1992 Stock Option Plan for Non-Employee Directors provides for the annual grant of a nonqualified option for 1,000 shares of Common Stock immediately following the Annual Meeting of Stockholders to Directors who are not salaried officers of the Company. In addition, an option for 3,000 shares is granted upon a Director's initial election or appointment to the Board of Directors. The exercise price per share with respect to each option is 100% of the fair market value (as defined in the plan) of the Common Stock on the date the option is granted. During 1998, an annual option for 1,000 shares of Common Stock was granted to Dr. Byrne, to Ms. Grant and to Messrs. Gilbert, LaMacchia, McDonald, Orce, Roberts, Schwarz, Scott and Wall pursuant to this plan.

     The Company's Phantom Stock Plan for Non-Employee Directors provides that immediately following each Annual Meeting of Stockholders, a memorandum account established for each of the Directors who is not a salaried officer of the Company will be credited with 500 shares of phantom stock. Dividends paid on Common Stock are deemed to be reinvested in additional phantom stock pursuant to the plan. Amounts credited to the memorandum accounts pursuant to this plan are unfunded obligations of the Company. Upon termination of service as a Director, phantom shares credited in the memorandum account will be valued at the fair market value of the Company's Common Stock at that time and paid in cash.

     The Company has established a Charitable Award Program for Directors who have served on the Board of Directors for at least two years. Upon the death of a Director, the Company will donate $1 million to one or more educational institutions or private foundations nominated by the Director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Such officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

                        REPORT ON EXECUTIVE COMPENSATION
                  BY THE COMPENSATION AND NOMINATING COMMITTEE

     The Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation program.

                     COMPENSATION PHILOSOPHY AND OBJECTIVES

     The philosophy underlying the development and administration of the Company's annual and long-term compensation plans is the alignment of the interests of the Company's executives with those of the shareholders. Key elements of this philosophy are:

     - Establishing compensation plans which strengthen the Company's ability to attract and retain executives and key employees and to deliver pay commensurate with the Company's performance, as measured by strategic, operating and financial objectives.

     - Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners rather than just as employees.

     - Rewarding executives for superior performance and when shareholders receive an above-average return on their investment over the long term.

     One of the Committee's objectives is to position executive base salaries to be competitive with other companies in the energy sector. At the beginning of 1998, executive base salaries were positioned between the fiftieth and seventy-fifth percentiles when compared to a group of oil and gas companies. This comparator group includes many of the companies currently in the Dow Jones Secondary Oil Index, which is used in the Comparison of Cumulative Total Shareholder Return, together with certain other independent and integrated oil and gas companies. The performance of the companies in the comparator group is not considered in establishing executive base salaries.

     The Incentive Compensation Plan, or annual bonus plan, is the program by which executives can earn additional compensation based on individual and Company performance relative to certain annual objectives. At maximum award levels, total annual cash compensation for the Company's executives is in the top quartile of the comparator group's total annual cash compensation. The plan allows for maximum awards of up to 100 percent of base salary. In determining the size of the annual bonus, no single performance factor or formula is used. The Committee believes that the rigid application of quantitative performance measures would eliminate the consideration of important qualitative factors critical to long-term strategic performance. In evaluating the Company's performance, the Committee considers a combination of strategic, operating and financial objectives, including oil and gas production levels, reserve additions and reserve finding costs, earnings per share, operating income and operating cash flow. These measures, which are not specifically weighted, are considered to be critical to the Company's fundamental goal of building shareholder value. Beginning in 1999, the Committee may consider growth in appraised net worth in addition to the strategic, operating and financial objectives described above.

     The Company's long-term incentive compensation program consists of the Stock Incentive Plan and the Performance Share Unit Plan (the "PSU Plan"). The Committee's objective is to target the executives' long-term incentive compensation opportunity at approximately the seventy-fifth percentile of long-term incentive compensation provided by the comparator group of oil and gas companies. Long-term incentive value is dependent on the Company's achievement of its strategic, operating and financial goals, the Company's total shareholder return as compared to the Dow Jones Secondary Oil Index, and the price of the Company's Common Stock.

     Under the Stock Incentive Plan, stock options are granted to executives, managers and key employees. The options vest no earlier than one year after the grant date, have a term of ten years and have an exercise price equal to the fair market value of the Common Stock on the day of grant. Stock purchase rights granted under the Stock Incentive Plan are made available to the same group of employees. They give the employee a one-time opportunity to purchase, with all or a portion of his or her after-tax annual bonus or PSU Plan pay-out, the Company's Common Stock at a discount of up to 25 percent of fair market value. Stock purchased under the Plan cannot be sold for at least three years or until termination of employment.

     Vesting of units under the 1997 PSU Plan occurs over a four year performance period ending in December 2000 and is dependent on the Company's achievement of its strategic, operating and financial objectives and the Company's total shareholder return as compared to the Dow Jones Secondary Oil Index.

     The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company. The Company's policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company.

                      COMPANY PERFORMANCE AND COMPENSATION

  Annual Incentive Award

     The Company's strategic, operating and financial results in 1998 were considered to be acceptable in view of prevailing conditions. During 1998, natural gas production, at 1,647 million cubic feet per day, decreased by 1 percent from the prior year. Oil production decreased by 5 percent to 83 thousand barrels per day. Through internal development, the Company replaced 129 percent of production for the year at very attractive finding costs. Reserves grew 1 percent to 8,019 billion cubic feet of natural gas equivalent as of December 31, 1998.

     However, because of the sharp decline in oil prices and the moderate decline in natural gas prices, earnings per share and operating income were below the objectives for the year. Operating cash flow decreased from $1,122 million in 1997 to $770 million in 1998. Operating income decreased from $583 million in 1997 to $218 million in 1998, and basic earnings per share decreased from $2.02 in 1997 (excluding special items) to $.48 in 1998.

     Considering the strategic, operating and financial results of the Company, which were not specifically weighted, the Committee awarded Mr. Shackouls an annual incentive award of $412,500, which represents 50 percent of the maximum award available under the Incentive Compensation Plan. Similarly, the Committee awarded the other executive officers 50 percent of the maximum awards available under that plan.

     In general, the Committee reviews the base salaries for the executive group every year and in connection with promotions or significant changes in responsibility. The only executive officer salary increases approved in 1998 were as a result of promotions or the assumption of new responsibilities. At the end of 1998, the group's base salary is approximately at the median when compared with the comparator group.

  Long-Term Incentive Plan Vesting

     The Company's performance, for purposes of the PSU Plan, is evaluated over a four year interval, beginning January 1, 1997 and ending December 31, 2000. The Committee determined that the Company's performance was acceptable in view of prevailing conditions when reviewing its strategic, operating and financial objectives during the performance period of January 1, 1998 to December 31, 1998. The Committee also determined that the Company's Total Shareholder Return for the same period was below the return for the Dow Jones Secondary Oil Index. Based upon such determinations, the Committee approved the vesting of 50 percent of the units eligible for vesting for 1998, or 9,375 units for Mr. Shackouls and 13,899 units for the other executive officers. The Committee also approved the vesting of 58 percent of the performance shares granted under a predecessor LL&E incentive plan for the 1996-1998 performance period, or 3,979 shares for Mr. Steward and 1,592 shares for Mr. Williams.

  Long-Term Incentive Plan Awards

     In December 1996, the Committee established a four year long-term incentive compensation program consisting of stock options, which vest in four equal annual installments, and the PSU Plan, which has a four year performance cycle ending in December 2000. An aggregate of 94,725 stock options which will vest in three equal installments were granted to certain executive officers who were promoted or assumed significantly greater responsibilities during 1998. In addition, these executive officers were granted the opportunity to earn up to an aggregate of 23,150 units under the PSU Plan for the performance cycle ending in December 2000. In accordance with his employment agreement, Mr. Steward was granted 25,000 stock options to vest in one year.

     As an incentive for future performance and consistent with the objective of targeting long-term incentive compensation at the seventy-fifth percentile when compared to the comparator group of oil and gas companies, the Committee granted Mr. Shackouls 40,000 stock options and 10,000 shares of restricted stock. The Committee also granted the other executive officers an aggregate of 65,000 stock options and an aggregate of 17,500 shares of restricted stock. These awards provide incentive for the Company's executive officers to continue to build shareholder value over the long term. In making these grants, the Committee considered the current outstanding long-term incentive awards. The grant of restricted stock vests in three years. These stock option and restricted stock awards were granted in January 1999.

                                STOCK OWNERSHIP

     The Committee established stock ownership guidelines in 1993 to more closely align executive management's personal financial interests with the interests of all shareholders. The guidelines require executives, depending upon their position, to hold the equivalent of one to four times their base pay in the Company's stock. These targets were to be achieved by the end of 1998 or, for new incumbents, within five years of their appointment to the position. As of February 8, 1999, the record date for the Annual Meeting, each of the Company's executive officers had attained the stock ownership targets currently required by the guidelines.

                                    COMPENSATION AND NOMINATING COMMITTEE

                                    Walter Scott, Jr., Chairman
                                    S. Parker Gilbert
                                    John T. LaMacchia
                                    John F. Schwarz
                                    William E. Wall

             Comparison of 5-Year Cumulative Total Shareholder Return(1)
[CHART]

               Measurement Period                    Burlington                          Secondary
             (Fiscal Year Covered)                   Resources          S&P 500             Oil
1993                                                           100               100               100
1994                                                            84               101                97
1995                                                            95               139               112
1996                                                           124               171               138
1997                                                           112               228               147
1998                                                            90               293               107

                             YEAR ENDED DECEMBER 31

               Comparison of Cumulative Total Shareholder Return
                 Since the Company's Initial Public Offering(1)
[CHART]

                                                     Burlington
               Measurement Period                    Resources                           Secondary
             (Fiscal Year Covered)                      (2)             S&P 500             Oil
7/1988                                                         100               100               100
1988                                                           129               105               101
1989                                                           194               138               137
1990                                                           155               133               114
1991                                                           146               174               112
1992                                                           197               187               113
1993                                                           211               206               125
1994                                                           177               209               121
1995                                                           201               287               140
1996                                                           262               353               173
1997                                                           236               470               184
1998                                                           191               604               134

                             YEAR ENDED DECEMBER 31
------------------

NOTES

(1) Assumes that the value of the investment in the Company's Common Stock and in each index was $100 on December 31, 1993 and July 8, 1988, respectively, and that all dividends were reinvested.

(2) The Company's Common Stock return assumes that the .24 share of El Paso Natural Gas Company ("EPNG") common stock distributed to the Company's stockholders on June 30, 1992 was sold and the proceeds were reinvested in the Company's Common Stock.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following information is furnished for the years ended December 31, 1998, 1997 and 1996 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company and its subsidiaries during 1998 whose salary and bonus exceeded $100,000 ("named executive officers"). Annual compensation includes amounts deferred at the officer's election.

                                                                                      LONG-TERM COMPENSATION
                                                                            -------------------------------------------
                                                                                       AWARDS
                                             ANNUAL COMPENSATION            ----------------------------
                                    -------------------------------------                     SECURITIES     PAYOUTS
                                                             OTHER ANNUAL     RESTRICTED      UNDERLYING   ------------
NAME AND PRINCIPAL POSITION  YEAR    SALARY       BONUS(1)   COMPENSATION   STOCK AWARDS(2)    OPTIONS     LTIP PAYOUTS
---------------------------  ----   --------      --------   ------------   ---------------   ----------   ------------
Bobby S. Shackouls           1998   $825,000      $412,500     $119,440(4)           --             --              --
  Chairman of the Board,     1997   $697,748      $697,748     $142,312         $438,130         50,000             --
  President and Chief        1996   $600,000      $600,000     $ 19,178              --         300,000      $4,172,283
  Executive Officer
H. Leighton Steward(5)       1998   $450,000      $535,000     $165,352(4)           --          25,000      $  140,757
  Vice Chairman of the       1997   $ 86,538      $600,000     $  9,888         $262,878         40,000             --
  Board
John E. Hagale               1998   $370,020      $185,010     $  5,944              --             --              --
  Executive Vice President   1997   $310,020      $310,020     $  2,958         $153,346         10,000             --
  and Chief Financial        1996   $270,000      $270,000     $  2,754              --          95,000      $1,504,748
  Officer
John A. Williams(5)          1998   $325,020      $262,510     $  2,654              --          25,000      $   56,317
  President and              1997   $ 51,000      $260,000     $  2,661         $197,156         60,000             --
  Chief Executive Officer,
  BR International
Randy L. Limbacher           1998   $250,020      $125,010     $  1,284              --          36,600             --
  President and
  Chief Executive Officer,
  BR North America


                                ALL OTHER
NAME AND PRINCIPAL POSITION  COMPENSATION(3)
---------------------------  ---------------
Bobby S. Shackouls             $   91,365
  Chairman of the Board,       $   87,284
  President and Chief          $1,460,714
  Executive Officer
H. Leighton Steward(5)         $  413,685
  Vice Chairman of the         $  367,964
  Board
John E. Hagale                 $   54,403
  Executive Vice President     $   46,162
  and Chief Financial          $  297,554
  Officer
John A. Williams(5)            $  128,092
  President and                $  106,607
  Chief Executive Officer,
  BR International
Randy L. Limbacher             $   29,624
  President and
  Chief Executive Officer,
  BR North America

---------------

NOTES

(1) Unless otherwise noted, bonus payments are reported for the year in which the related services were performed.

(2) The value of restricted stock reported in this column is based on the closing price of the Common Stock on the New York Stock Exchange, Inc. on the date of grant. On December 31, 1998, Messrs. Shackouls, Steward, Hagale, Williams and Limbacher held 10,000, 6,000, 3,500, 4,500 and 1,000 shares, respectively, of restricted Common Stock, having a market value, based on the closing price of the Common Stock on such date, of $358,125, $214,875, $125,344, $161,156, and $35,813, respectively. Dividends are paid on restricted Common Stock at the same rate as paid to all stockholders.

(3) Includes matching contributions made by the Company during 1998 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Steward, Hagale, Williams and Limbacher of $91,365, $39,397, $54,403, $29,757 and $29,624, respectively. Includes matching contributions made by the Company during 1997 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls and Hagale of $77,757 and $46,162, respectively. Includes for Messrs. Steward and Williams contributions and allocations made by the Company for 1997 in the LL&E Savings Plan and Compensatory Benefits and Supplemental Excess Plan in the amounts of $61,054 and $25,866, respectively. Includes for Messrs. Steward and Williams interest accrued during 1998 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement in the amounts of $374,288 and $98,335, respectively. Includes for Messrs. Steward and Williams interest accrued during 1997 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement in the amounts of $306,910 and $80,741, respectively. Includes matching contributions made by the Company during 1996 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls and Hagale of $51,678 and $28,125, respectively. Includes in 1996 for Messrs. Shackouls and Hagale, $1,409,036 and $269,429, respectively, with respect to the discount credited to PSU deferrals into the phantom stock fund. During 1997, Mr. Shackouls received additional compensation of $9,527 in connection with the relocation of his home.

(4) For Mr. Shackouls, includes $46,587 and $59,710 attributed for personal use of Company airplanes in 1998 and 1997, respectively, and for tax gross-up payments, primarily in connection with his use of Company airplanes. For Mr. Steward, includes a $50,000 housing allowance pursuant to his Employment Agreement, $37,378 for life insurance and home security, and for tax gross-up payments, primarily in connection with his use of Company airplanes for 1998.

(5) Messrs. Steward and Williams commenced employment with the Company in October 1997. Their bonuses include amounts payable pursuant to the LL&E annual incentive program. Their 1998 bonuses include a 1997 special incentive bonus paid in March 1998 to Messrs. Steward and Williams in the amounts of $310,000 and $100,000, respectively.

                            OPTIONS GRANTED IN 1998

     The following information is furnished for the year ended December 31, 1998 with respect to the named executive officers for stock options which were granted in July and November 1998 under the Stock Incentive Plan.

                                    NUMBER OF
                                    SECURITIES     % OF TOTAL
                                    UNDERLYING      OPTIONS
                                     OPTIONS        GRANTED      EXERCISE                  GRANT DATE
                                    GRANTED IN    TO EMPLOYEES     PRICE     EXPIRATION     PRESENT
               NAME                  1998(1)        IN 1998      PER SHARE    DATE(1)       VALUE(2)
               ----                 ----------    ------------   ---------   ----------    ----------
B. S. Shackouls...................        --            --             --            --           --
H. L. Steward.....................    22,300(3)       8.38%      $  36.25    11/30/2008     $280,757
                                       2,700(3)       1.01%      $  36.25    11/29/2008     $ 39,069
J. E. Hagale......................        --            --             --            --           --
J. A. Williams....................    25,000(4)       9.39%      $  42.72      7/8/2008     $324,000
R. L. Limbacher...................    36,600(4)      13.75%      $  42.72      7/8/2008     $474,336

---------------

NOTES

(1) Under the terms of the Stock Incentive Plan, options are granted at fair market value and generally may not be exercised until the employee has completed one year of continuous employment with the Company or its subsidiaries from the grant date. Options have a term of ten years and generally terminate one year following an optionee's death or three years after termination of employment, disability, retirement, termination in certain events following a "Change in Control" of the Company, as defined in the Stock Incentive Plan (a "Change in Control"), or other termination except that the Compensation and Nominating Committee may terminate options earlier following such other termination of employment of the named executive officers.

(2) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model used the grant dates of July 8, 1998, with an option price of $42.72; and November 30, 1998, with an option price of $36.25. In addition, for the July 8, 1998 grant date it assumed a stock price volatility of 24.71%, a risk-free rate of return of 5.46% and a dividend of $.55 per year. For the November 30, 1998 grant date, the additional assumptions were a stock price volatility of 32.44%, a risk-free rate of return of 4.83% and a dividend of $.55 per year. The value has been reduced by approximately 25% for the July grant and 18% for the November grant to reflect the probability of forfeiture due to termination of employment prior to vesting or of a shortened option term due to termination of employment prior to the expiration date.

(3) Stock options which become exercisable on November 30, 1999.

(4) Stock options which become exercisable on July 8, 1999.

            AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END VALUES

     The following information is furnished for the year ended December 31, 1998 with respect to the named executive officers for stock option exercises which occurred during 1998.

                                                             NUMBER OF
                                                       SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                         NUMBER OF                      UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                        SECURITIES                      AT DECEMBER 31, 1998         AT DECEMBER 31, 1998(2)
                        ACQUIRED ON      VALUE      ----------------------------   ----------------------------
         NAME            EXERCISE     REALIZED(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----           -----------   -----------   -----------    -------------   -----------    -------------
B. S. Shackouls.......         --             --      269,000         150,000      $   43,594             --
H. L. Steward.........    127,242     $2,471,988      260,517          44,825      $2,245,059        $57,546
J. E. Hagale..........      9,280     $  187,639      140,955          47,500      $  249,696             --
J. A. Williams........     52,462     $1,274,308       55,490          67,483      $  119,851        $26,559
R. L. Limbacher.......         --             --       31,250          55,850              --             --

---------------

NOTES

(1) This amount is the aggregate of the market value of the Common Stock at the time each stock option was exercised minus the exercise price for that option.

(2) This amount is the aggregate of the number of in-the-money options multiplied by the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998 and the exercise price for that option.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1998

     The following information is furnished for the year ended December 31, 1998 with respect to the named executive officers for grants under the PSU Plan which occurred during 1998.

                                              NUMBER OF UNITS    PERFORMANCE PERIOD        MAXIMUM
                    NAME                      GRANTED IN 1998       UNTIL PAYOUT       FUTURE PAYOUT(1)
                    ----                      ---------------    ------------------    ----------------
B. S. Shackouls.............................         --                  --                   --
H. L. Steward...............................         --                  --                   --
J. E. Hagale................................         --                  --                   --
J. A. Williams..............................       6,875             12/31/2000             6,875
R. L. Limbacher.............................       8,450             12/31/2000             8,450

---------------

NOTE

(1) Maximum future payout is stated as the number of vested PSUs at the end of the performance period. At the end of the performance period, participants receive a cash payment equal to the number of vested PSUs multiplied by the average closing price of the Common Stock for the 20 business days immediately preceding the end of the performance period. Under the terms of the PSU Plan, a portion of the granted PSUs may vest with respect to each year during the performance period and any remaining unvested PSUs may vest at the end of the performance period on December 31, 2000. In determining whether to vest PSUs, the Committee evaluates the Company's total shareholder return versus the Dow Jones Secondary Oil Index and the Company's performance based on a combination of strategic, operating and financial measures, including oil and gas production levels, reserve additions and reserve finding costs, earnings per share, operating income and operating cash flow. PSUs vest to the extent that the Compensation and Nominating Committee determines that the Company has achieved its budget targets for these performance measures each year. Under the terms of the PSU Plan, the Compensation and Nominating Committee does not establish thresholds or targets with respect to the vesting of PSUs at the time of the initial grant. In the event of a Change in Control of the Company, 25 percent of the total PSUs originally granted fully vests, together with a proportionate share of PSUs granted after the original grant date. If a participant is terminated other than for cause, death or disability, or voluntarily terminates employment for good reason within two years after a Change in Control but subsequent to the year in which the Change in Control occurs, an additional 25 percent of the PSUs originally granted will vest, together with a proportionate share of PSUs granted after the original grant date. After a Change in Control, the value of PSUs is calculated based on the greater of (i) the highest price at which the Common Stock traded during the 60-day period ending on the date of the Change in Control or (ii) the highest price per share paid in connection with such Change in Control. The term "Change in Control" means in general (i) an accumulation by any person or group of 20% or more of the Company's voting securities, (ii) a purchase pursuant to a tender or exchange offer for voting securities of the Company, other than a tender or exchange offer made by the Company, (iii) a merger, consolidation, liquidation or dissolution of the Company or sale of all or substantially all of the assets of the Company which is approved by stockholders, or (iv) an unapproved change in the constitution of the majority of the Board of Directors within a two-year period.

                                  PENSION PLAN

     Benefit accruals under the qualified pension plan of the Company and its subsidiaries (the "Pension Plan") and the nonqualified Supplemental Benefits Plan (the "Supplemental Benefits Plan") are based on the gross amount of earnings, including incentive bonuses, but excluding all commissions and other extra or added compensation or benefits of any kind or nature. Estimated annual benefit levels under the Plans, based on earnings and years of credited service at age 65, are as follows:

                               PENSION PLAN TABLE

       AVERAGE                        YEARS OF SERVICE AT AGE 65
       PENSION         ---------------------------------------------------------
     EARNINGS(1)          15          20          25          30          35
---------------------  --------    --------    --------    --------   ----------
$  400,000...........  $ 94,290    $125,720    $157,150    $188,580   $  220,010
$  600,000...........  $142,290    $189,720    $237,150    $284,580   $  332,010
$  800,000...........  $190,290    $253,720    $317,150    $380,580   $  444,010
$1,000,000...........  $238,290    $317,720    $397,150    $476,580   $  556,010
$1,200,000...........  $286,290    $381,720    $477,150    $572,580   $  668,010
$1,400,000...........  $334,290    $445,720    $557,150    $668,580   $  780,010
$1,600,000...........  $382,290    $509,720    $637,150    $764,580   $  892,010
$1,800,000...........  $430,290    $573,720    $717,150    $860,580   $1,004,010
$2,000,000...........  $478,290    $637,720    $797,150    $956,580   $1,116,010

---------------

NOTE

(1) Average pension earnings for a given year include salary and bonus payments. Under the Pension Plan, the maximum benefit payable in 1998 is $130,000 and the maximum amount of compensation that may be considered is $160,000. Pension Plan benefits are not reduced by Social Security benefits.

     The Pension Plan formula (as amended as of January 1, 1999) for normal retirement benefits at age 65 is 1.1% of the highest three-year average earnings, plus .5% of the highest three-year average earnings in excess of one-third of the FICA taxable wage base in effect during the year of termination, times the number of years of credited service. An early retirement supplement equal to 1% of the highest three-year average earnings up to one-third of the FICA taxable wage base in effect in the year of termination, times the number of years of credited service, is payable until age 65. Both the basic benefit and the early retirement supplement are reduced by 2% for each year the employee's actual retirement date precedes the date the employee would have attained age 65. Years of credited service under the Pension Plan at age 65 for Messrs. Shackouls, Hagale, Limbacher and Williams would be 22, 35, 37 and 23, respectively. Mr. Steward is entitled to comparable benefits under the LL&E Pension Plan and the nonqualified Compensatory Benefits and Supplemental Excess Plan. Years of credited service at age 65 for Mr. Steward would be 17. Mr. Steward is entitled to supplemental pension payments as if he had been in the employ of the Company since the date he joined a former employer (1962). These benefits will be reduced by the amount of any similar benefits paid to Mr. Steward by his former employer.

                   EMPLOYMENT AGREEMENTS AND SEVERANCE PLANS

     The Company has an agreement with Mr. Shackouls which provides for his employment as Chairman of the Board, President and Chief Executive Officer of the Company through July 9, 2002 at a minimum annual salary of $750,000. The Company also has an employment agreement with Mr. Steward which provides for his employment as Vice Chairman of the Board of the Company through December 1, 1999 at a minimum annual salary of $450,000. These agreements provide that upon termination of employment within two years after a Change in Control of the Company, Messrs. Shackouls and Steward will be entitled to the greater of the benefits under the employment agreement or the Key Executive Severance Protection Plan (the "Severance Protection Plan"). Pursuant to this agreement, Mr. Shackouls is entitled to additional years of credited service under the Supplemental Benefits Plan if he remains employed by the Company until age 55 or is terminated by the Company after age 50.

     The Severance Protection Plan provides severance benefits following a Change in Control for officers of the Company and its subsidiaries in an amount equal to three times annual salary, including maximum bonus amounts. The Severance Protection Plan also provides for the continuation of life and health insurance for a period of up to 18 months subsequent to a participant's termination of employment following a Change in Control as well as a supplemental pension payable under the Supplemental Benefits Plan calculated by adding three years of additional credited pension service and certain other benefits. Benefits are payable under the Severance Protection Plan for any termination of employment within two years of the date of a Change in Control, except where termination is by reason of death, disability, for cause, or instituted by the employee for other than good reason. The Severance Protection Plan also provides that the Company will pay legal fees and expenses incurred by a participant to enforce rights or benefits under this plan.

     In addition, Messrs. Williams and Steward, who joined the Company from LL&E, will continue to be eligible to receive severance benefits under their termination agreements with LL&E. In general, the LL&E termination agreements provide benefits comparable to those available under the Company's Severance Protection Plan. Benefits are payable under the LL&E termination agreements for any termination of employment within five years (in the case of Mr. Steward) or two years (in the case of Mr. Williams) of the date of a Change in Control, except where termination is for cause. Any benefits paid under the LL&E termination agreements will correspondingly reduce the benefits, if any, payable under the Company's Severance Protection Plan.

     The Company also has a Key Executive Retention Plan which provides, among other things, that certain employees formerly employed in the Company's Seattle, Washington office will receive at termination additional pension benefits based on projected compensation.

     The Internal Revenue Code of 1986, as amended (the "Code"), imposes an excise tax on payments to certain employees following a Change in Control if the payments meet certain requirements and exceed certain limits set forth in the Code. If payments under the Severance Protection Plan (the "Severance Payments") are subject to this excise tax, the Company will pay an additional amount to the participant (the "Gross-Up Payment") such that the participant retains, after payment of the excise tax on the Severance Payments and the Gross-Up Payment and any income tax on the Gross-Up Payment, an amount equal to the Severance Payments.

                                    AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers L.L.P. as independent public accountants for the year ending December 31, 1999.

     Representatives of PricewaterhouseCoopers L.L.P. will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the management will be borne by the Company. In addition, D. F. King & Co. has been retained to aid in the solicitation at an estimated fee of $10,000. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending proxy material to their principals.

                            ELECTRONIC PROXY VOTING

     Registered shareholders can vote their shares via (1) a toll-free telephone call from the U.S. and Canada; or (2) the Internet; or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

                                 OTHER MATTERS

     Management knows of no other matters which are likely to be brought before the meeting. However, if any other matters, not now known or determined, come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                                 ANNUAL REPORT

     A copy of the Company's 1998 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder of record. Stockholders not receiving a copy of such Annual Report may obtain one by writing or calling Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, telephone (713) 624-9500.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 2000 ANNUAL MEETING

     Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2000 Annual Meeting of Stockholders must be mailed to Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, and must be received by the Corporate Secretary on or before November 8, 1999.

     Stockholder proposals submitted outside of the procedures set forth above, including nominations for Directors, must be mailed to Ms. Wendi S. Zerwas, Corporate Secretary, at the address above and must be received by the Corporate Secretary on or before December 8, 1999. If a proposal is received after that date, the Company's proxy for the 2000 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2000 Annual Meeting.

                                      By Order of the Board of Directors

                                      WENDI S. ZERWAS
                                      Corporate Secretary

                                                     [BURLINGTON RESOURCES LOGO]

YOUR VOTE IS IMPORTANT                            NOTICE OF
YOUR MANAGEMENT WILL APPRECIATE THE PROMPT        ANNUAL MEETING
RETURN OF YOUR SIGNED PROXY SO THE SHARES YOU     OF STOCKHOLDERS
OWN WILL BE REPRESENTED AT THE ANNUAL MEETING OF  AND
STOCKHOLDERS.                                     PROXY STATEMENT

--------------------------------------------------------------------------------

                                             TO BE HELD IN THE AMBASSADOR ROOM,
                                             THE LUXURY COLLECTION HOTEL,
                                             1919 BRIAR OAKS LANE
                                             HOUSTON, TEXAS
                                             APRIL 7, 1999
                                             9:00 A.M.

[BURLINGTON RESOURCES LOGO]

March 8, 1999

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, April 7, 1999, in the Ambassador Room of the Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas. Detailed information about the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. This year the Company has added Internet and telephone voting options for your convenience. We ask that you vote as soon as possible, by using either the Internet or telephone options or by signing and returning your proxy by mail in the envelope provided.

Sincerely,

Bobby S. Shackouls
Chairman of the Board,
President and Chief Executive Officer

                            PLEASE DETACH PROXY CARD

PROXY                 SOLICITED BY THE BOARD OF DIRECTORS

            BURLINGTON RESOURCES INC. ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 7, 1999

    The undersigned hereby appoints Bobby S. Shackouls and L. David Hanower, and each or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held in the Ambassador Room, The Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas on April 7, 1999 and at any adjournment or postponement of such meeting for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. If no direction is given, this proxy will be voted FOR proposal 1.

        (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)   SEE REVERSE SIDE

        The Board of Directors recommends a vote FOR proposal 1.

1.  Election of Directors
    Nominees: J. V. Byrne, S. P. Gilbert, L. I. Grant, J. T. LaMacchia,
              J. F. McDonald, K. W. Orce, D. M. Roberts, W. Scott, Jr.,
              J. F. Schwarz, B. S. Shackouls, H. L. Steward, W. E. Wall

              [ ] FOR       [ ] WITHHELD      [ ] _________________________
                                                  FOR all nominees except
                                                  as noted above

                       Mark here for address change and note at left  [ ]
                       Mark here for comments                         [ ]

Please sign exactly as your name            ___________________________       Date ___________________________
appears. If acting as attorney,                      Signature
executor, trustee or in other
representative capacity, sign name and
title.
                                            ___________________________       Date ___________________________
                                                     Signature

VOTE BY TELEPHONE

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE or 1-877-779-8683

     Follow these four easy steps:

          1. Read the accompanying Proxy Statement and Proxy Card.

          2. Call the toll-free number -- 1-877-PRX-VOTE (1-877-779-8683).

          3. Enter your 14-digit Control Number located on your Proxy Card above your name.

          4. Follow the recorded instructions.

            YOUR VOTE IS IMPORTANT! -- CALL 1-877-PRX-VOTE ANYTIME.

VOTE BY INTERNET

It's fast, convenient, and your vote is immediately confirmed and posted.

     Follow these four easy steps:

          1. Read the accompanying Proxy Statement and Proxy Card.

          2. Go to the website -- http://www.eproxyvote.com/br

          3. Enter your 14-digit Control Number located on your Proxy Card above your name.

          4. Follow the instructions provided.

                            YOUR VOTE IS IMPORTANT!
                  GO TO HTTP://WWW.EPROXYVOTE.COM/BR ANYTIME.

                DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING
                            BY TELEPHONE OR INTERNET